UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2017 (March 29, 2017)

COMMUNITY HEALTHCARE TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-37401	46-5212033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067
(Address of principal executive offices) (Zip Code)

(615) 771-3052
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On March 29, 2017, Community Healthcare Trust Incorporated (the “Company”), through its operating partnership, Community Healthcare OP, LP (the “Operating Partnership” or “Borrower”), entered into a second amended and restated credit agreement (the “Second Amended and Restated Credit Agreement”) with a syndicate of lenders co-led by SunTrust Robinson Humphrey Inc., BB&T, Fifth Third Bank, under which SunTrust Bank serves as administrative agent and Fifth Third Bank serves as syndication agent.

The Second Amended and Restated Credit Agreement is described in further detail in Item 2.03 below.

The summary of the Second Amended and Restated Credit Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement that will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

The Second Amended and Restated Credit Agreement amends and restates the Amended and Restated Credit Agreement dated as of August 10, 2016 by and among the Borrower, the Company and the several banks and financial institutions listed above (collectively, the “Lenders”) pursuant to which the Lenders provides for a $150.0 million revolving credit facility in favor of the Borrower (the “Revolving Facility”) and $100.0 million in term loans (the "Term Loans"). The Second Amended and Restated Credit Agreement, through the accordion feature, allows borrowings up to a total of $450.0 million, including the ability to add and fund additional term loans (the “Second Amended and Restated Facility”).

The Second Amended and Restated Facility includes:

(i) the Revolving Facility which matures in August 2019, and includes two 12-month extension options;

(ii) a five-year term loan facility in the aggregate principal amount of $50.0 million (the “5-Year Term Loan”) which matures in March 2022;

(iii) a seven-year term loan facility in the aggregate principal amount of $50.0 million (the “7-Year Term Loan”) which matures in March 2024; and

(iv) an accordion feature that provides the Company with additional capacity, subject to the satisfaction of customary terms and conditions, including obtaining additional commitments from Lenders, of up to $200.0 million.

Each of the 5-Year Term Loan and the 7-Year Term Loan has a delayed draw feature that is available in up to three (3) draws within fifteen (15) months from March 29, 2017, subject to a minimum draw of $10.0 million and pro forma compliance.

Amounts outstanding under the Revolving Facility will bear annual interest at a floating rate equal to (x) LIBOR plus (y) a margin ranging from 1.75% to 2.75% (currently, 2.25%) and under the Term Loans will bear annual interest at a floating rate equal to (x) LIBOR plus (y) a margin ranging from 2.20% to 2.90% (currently 2.20% for the 5-Year Term Loan and 2.40% for the 7-Year Term Loan). Payments under the Second Amended and Restated Facility are interest only, with the full amount of the principal due at maturity. The Second Amended and Restated Facility may be prepaid at any time, without penalty.

The Company’s ability to borrow under the Second Amended and Restated Facility is subject to its ongoing compliance with a number of customary affirmative and negative covenants, including limitations with respect to liens, indebtedness, distributions, mergers, consolidations, investments, restricted payments and asset sales, as well as financial maintenance covenants. The Second Amended and Restated Facility includes customary events of default, the occurrence of which, subject to certain cure periods, permits the Lenders to terminate commitments to lend under the Second Amended and Restated Facility and accelerate payment of all amounts outstanding thereunder.

The Company intends to enter into interest rate swap agreements that fix the interest rates on the 5-Year Term Loan and 7-Year Term Loan. Based on current conditions, this will result in fixed interest rates under the 5-Year Term Loan and 7-Year Term Loan in the range of 4.15% to 4.55% depending on the maturity, the Company’s leverage, and other factors.

Item 7.01     Regulation FD Disclosure

On March 30, 2017, the Company issued a press release announcing the closing of the Second Amended and Restated Credit Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

This information furnished pursuant to this Item 7.01, including exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated March 30, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTHCARE TRUST INCORPORATED

	By:	/s/ W. Page Barnes W. Page Barnes Executive Vice President and Chief Financial Officer
Date: March 30, 2017

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated March 30, 2017